Exhibit 4.3

JABIL CIRCUIT, INC.

OFFICERS’ CERTIFICATE PURSUANT TO

SECTIONS 1.2, 3.1 AND 3.3 OF THE INDENTURE

We, the undersigned, being respectively the Senior Vice President and Controller and the Chief Financial Officer of Jabil Circuit, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), hereby certify to The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), pursuant to and in accordance with Sections 1.2, 3.1 and 3.3 of the Indenture, dated as of January 16, 2008 (the “Indenture”), between the Company and the Trustee, that:

(1)	The issuance of securities under the series designated as 4.700% Senior Notes due 2022, in an aggregate principal amount of $500,000,000 (the “Notes”), has been approved and authorized in accordance with the provisions of the Indenture pursuant to resolutions duly adopted by (i) the Board of Directors of the Company at a meeting held on October 19-20, 2011 and (ii) the Pricing Committee of the Board of Directors of the Company at a meeting held on July 31, 2012, all such resolutions are attached hereto as Exhibit A, and by this Officers’ Certificate, dated August 3, 2012, relating to the Notes. The resolutions referred to in this paragraph are in full force and effect on the date hereof.

(2)	To the best of our knowledge, no event which is, or after notice or lapse of time would become, an Event of Default with respect to any of the Notes has occurred and is continuing.

(3)	The terms of the Notes shall be as follows:

(i)	The title of the Notes shall be “4.700% Senior Notes due 2022.”

(ii)	The Notes are to be issued in registered form. The Notes are to be issued initially in an aggregate principal amount of $500,000,000; provided however, that the aggregate principal amount of the Notes that may be outstanding may be increased by the Company upon the terms and subject to the conditions set forth in the Indenture and the Notes. The Notes are to be issued initially in global form, as further set forth in Annex I hereto. Beneficial owners of interests in the Notes may exchange such interests in accordance with the Indenture and the terms of the Notes, and as further set forth in Annex I.

(iii)	The Notes will mature on September 15, 2022.

(iv)	The Notes will bear interest at a rate of 4.700% per annum.

(v)	The date from which interest shall accrue, the Interest Payment Dates on which interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date will be as set forth in the Specimen Note attached as Exhibit B (the “Specimen Note”).

(vi)

Principal, premium, if any, and interest on the Notes are payable at the corporate trust office of the Trustee located at 10161 Centurion Parkway, Jacksonville, FL 32256, except as otherwise provided in the Specimen Note.

(vii)	The Notes are issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(viii)	The Notes are subject to redemption at the option of the Company, as set forth in the Specimen Note.

(ix)	The Notes will not be subject to any sinking fund or analogous provision.

(x)	The provisions in the Indenture relating to defeasance and covenant defeasance shall apply to the Notes.

(xi)	The “Depository” with respect to the Notes will initially be The Depository Trust Company (“DTC”).

(xii)	Interest on the Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

(xiii)	References herein to principal, premium, if any, and interest payable on the Notes shall include any Successor Additional Amount payable pursuant to Section 8.1(b) of the Indenture.

(xiv)	The Notes are not convertible into shares of Common Stock of the Company or exchangeable for other securities.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture or the Specimen Note. The foregoing terms of the Notes are qualified by the complete text of the Specimen Note and Annex I, which are attached hereto and incorporated herein by reference.

Each of the undersigned has read all of the conditions relating to the execution, authentication and delivery of the Notes contained in the Indenture and the definitions therein relating thereto, has read the certified copies of the board and committee resolutions attached hereto and has examined the Specimen Note attached hereto. In the opinion of each of the undersigned he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all such conditions precedent have been complied with and, in the opinion of each of the undersigned, all such conditions precedent have been complied with.

Insofar as this certificate relates to legal matters, it is based, as provided for in Section 1.3 of the Indenture, upon the Opinion of Counsel delivered to the Trustee contemporaneously herewith pursuant to Section 3.3 of the Indenture and relating to the Notes.

IN WITNESS WHEREOF, we have signed our names as of this 3rd day of August, 2012.

/s/ Forbes I.J. Alexander
Name: Forbes I.J. Alexander Title: Chief Financial Officer

/s/ Michael Dastoor
Name: Michael Dastoor Title: Senior Vice President, Controller

Annex I

(1)	Issuance of Notes.

(i)	The Notes shall be in substantially the form set forth in Exhibit B hereto, with appropriate inclusions and exclusions set forth therein depending on whether such Note is a Global Note (as defined below) or a certificated Note issued in exchange therefor pursuant to Section 3.5 of the Indenture (a “Certificated Note”) and shall be issued in the form hereinafter provided. Global Notes shall include the legend thereon as indicated on Exhibit B (the “Global Note Legend”), and the “Schedule of Increases and Decreases in Global Note” attached thereto. Certificated Notes shall be issued without the Global Note Legend thereon and without the “Schedule of Increases and Decreases in Global Note” attached thereto. Each Global Note shall represent the aggregate principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, in accordance with instructions given by the Holder thereof as required hereby. The terms and provisions contained in the Notes shall constitute and are hereby expressly made a part of the Indenture, and the Company and the Trustee by their execution and delivery of the Indenture expressly agree to such terms and provisions and to be bound thereby.

(ii)	The aggregate principal amount of Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository or its nominee, as hereinafter provided. The Depository shall be The Depository Trust Company (“DTC”) unless the Company appoints a successor depository by delivery of a Company Order to the Trustee specifying such successor depository.

(2)	Transfer and Exchange.

(i)

Sale or Transfer of Notes to the Company or its Subsidiaries. Nothing in this Officers’ Certificate or the Notes shall prohibit the sale or other transfer of any Notes (including beneficial interests in the Global Notes) to the Company or any of its Subsidiaries, which Notes shall thereupon be canceled in accordance with Section 3.9 of the Indenture.

Annex I-1

(ii)	Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 3.9 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depository at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depository at the direction of the Trustee, to reflect such increase.

Annex I-2

Exhibit A

Resolutions of the Board of Directors

Resolutions of the Pricing Committee

Exh. A-1

Exhibit B

Form of Note

Exh. B-1